UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 3, 2007

BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120

(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880

(Address of Principal Executive Offices)	(Zip Code)

(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

As was previously reported by Becton, Dickinson and Company (“BD”), bioMérieux SA has initiated an arbitration proceeding with the International Chamber of Commerce International Court of Arbitration in Paris, France, against GeneOhm Sciences Canada (“GeneOhm”), a subsidiary of BD. The arbitration relates to a sublicense agreement under which bioMérieux granted certain patent rights to GeneOhm relating to a method for the detection of methicillin-resistant Staphylococcus aureus (MRSA). In the arbitration, bioMérieux alleges, among other things, that GeneOhm fraudulently induced bioMérieux into entering into the sublicense and assigned its rights in violation of the sublicense. bioMérieux is seeking monetary damages and to terminate the patent rights granted to GeneOhm under the sublicense agreement. The arbitration clause of the sublicense agreement provides that the arbitration will be held before a sole arbitrator, whose decision will be binding on both GeneOhm and bioMérieux. The loss of its rights under the sublicense with bioMérieux may adversely affect GeneOhm’s ability to market its MRSA detection products. However, BD believes that there is no basis for bioMérieux to terminate the sublicense agreement and GeneOhm intends to vigorously defend its position in the arbitration proceedings.

Also as previously reported, BD received a letter from bioMérieux invoking the dispute resolution clause of a separate license agreement between BD and bioMérieux, under which bioMérieux grants patent rights to BD for certain licensed fields relating to BD’s BACTEC™ products. In the letter, bioMérieux alleges that sales of BD’s BACTEC™ products have been made in non-licensed fields and that such sales constitute a material breach of the license agreement. bioMérieux requests compensation for any non-licensed sales, as well as cessation of all future sales in non-licensed fields. BD believes there has been no material breach of the agreement and intends to follow the dispute resolution provisions to resolve the matter, while vigorously defending its position with respect to the alleged breach.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY (Registrant)

By: /s/ Dean J. Paranicas
Dean J. Paranicas Vice President, Corporate Secretary and Public Policy

Date: May 3, 2007